Exhibit 3.142
CERTIFICATE OF INCORPORATION
OF
COUNTY DISPOSAL (ILLINOIS), INC.
          The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:
          FIRST: The name of the corporation is County Disposal (Illinois), Inc.
          SECOND: The registered office of the corporation is to be located at 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.
          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          FOURTH: The corporation shall have the authority to issue 1000 shares of common stock, par value $0.01 per share.
          FIFTH: The name and mailing address of the incorporator are as follows:
Stephen W. Rubin, Esq.
Proskauer Rose Goetz & Mendelsohn LLP
1585 Broadway
New York, New York 10036
          SIXTH: The corporation is to have perpetual existence.
          SEVENTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.
          EIGHTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
          NINTH: The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.
          TENTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
          ELEVENTH: The corporation hereby confers the power to adopt, amend or repeal bylaws of the corporation upon the directors.
          IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of May, 1995.

/s/ Stephen W. Rubin
Stephen W. Rubin, Esq.
Sole Incorporator

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION OF
COUNTY DISPOSAL (ILLINOIS), INC.
          The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:
          FIRST: The name of the corporation is:
                       County Disposal (Illinois), Inc.
          SECOND: The corporation hereby amends it Certificate of Incorporation as follows:
          Paragraph FIRST of the Certificate of Incorporation, relating to the corporate title of the corporation, is hereby amended to read, in its entirety, as follows:
          FIRST: The name of the corporation is:
          AMERICAN DISPOSAL SERVICES OF ILLINOIS, INC.
          THIRD: The written amendment effected herein was authorized by the written consent, setting forth the action so taken, of the sole stockholder of all of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment, this 25th of August, 1997.

By:	/s/ Ann L. Straw
Ann L. Straw
Vice President

ATTESTED AND ACKNOWLEDGED:
/s/ Stephen W. Rubin Stephen W. Rubin
Assistant Secretary

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE
* * * * *
     AMERICAN DISPOSAL SERVICES OF ILLINOIS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY;
     The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of New Castle.
     The Board of Directors of AMERICAN DISPOSAL SERVICES OF ILLINOIS, INC. adopted the following resolution on the 15th day of October, 1998.
     Resolved, that the registered office of AMERICAN DISPOSAL SERVICES OF ILLINOIS, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.
     IN WITNESS WHEREOF, AMERICAN DISPOSAL SERVICES OF ILLINOIS, INC. has caused this statement to be signed by D.W. Slager, its Executive Vice President, this 13th day of November, 1998.

/s/ D.W. Slager
D.W. Slager
Executive Vice President

(DEL. - 264 - 6/15/94)